News Release

FOR IMMEDIATE RELEASE

PLUG POWER RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

Company plans to request hearing

LATHAM, NY – December 8, 2010 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that, on December 7, 2010, the Company received a Staff Determination letter from The NASDAQ Stock Market indicating that the Company has not regained compliance with NASDAQ Listing Rule 5550(a)(2) (the "Minimum Bid Price Rule") because the Company's common stock did not maintain a minimum closing bid price of $1.00 per share over a period of 10 consecutive business days ending on or prior to December 6, 2010. As a result, the Company's common stock would be subject to delisting from The NASDAQ Capital Market® unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

Accordingly, the Company plans to timely request a hearing before the Panel, which request will stay the delisting of the Company's common stock pending the issuance of a decision by the Panel following the hearing. At the hearing, the Company will present its plan for achieving compliance with the applicable NASDAQ listing requirements. However, there can be no assurance that the Panel will grant the Company's request for continued listing on The NASDAQ Capital Market.

The Company is currently in compliance with all NASDAQ listing requirements other than the Minimum Bid Price Rule.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,000 units in the field and over 2 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Visit us at www.plugpower.com.

###

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues and product orders for 2010. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive system; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 16, 2010, and the reports we file from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media Contact:

Reid Hislop

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448